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                                                                  EXHIBIT 10.24

                              EMPLOYMENT AGREEMENT


         This Agreement is made and entered this the 5th day of March, 1997, effective as stated herein, by and between BroadBand Technologies, Inc., a Delaware corporation (the "Corporation") and Salim A. L. Bhatia
(the "Executive").

         WHEREAS, the Corporation is engaged in the research, development, manufacture and sale of broadband and narrowband fiber optic loop systems and related equipment for marketing and sale to customers throughout the world; and

         WHEREAS, the Executive acknowledges that the success of the Corporation's venture into the development, manufacturing, marketing and sale of fiber optic loop systems is dependent in large part upon its ability to attract capital, which in turn is dependent on the ability of the Corporation to assure investors that the technologies and other proprietary information developed and obtained by the Corporation, as well as the skills and know-how developed by the Executive by reason of employment with the Corporation, will not become available to a business which competes with the Corporation; and

         WHEREAS, when the Corporation hired the Executive, the Corporation informed the Executive it would seek venture capital to finance its operations and growth and that venture capital investors may, as a condition to such investment, require the Executive and others to enter into a noncompetition agreement satisfactory to the investors, and, as an inducement to the Corporation's agreement to hire the Executive, the Executive agreed to enter into such a noncompetition agreement; and

         WHEREAS, certain venture capital investors conditioned their investment on the Executive and others executing a noncompetition agreement; and

         WHEREAS, the Executive and the Corporation entered into a noncompetition agreement dated as of December 16, 1988 (the "Original Agreement"), in exchange for a cash payment and certain severance benefits to which the Executive was not otherwise entitled; and

         WHEREAS, the Executive is currently employed by the Corporation as its Chief Executive Officer and President (hereinafter referred to as "CEO"); and

         WHEREAS, the Executive and the Corporation desire the Corporation to select a new CEO to replace the Executive as CEO; and

         WHEREAS, the Executive and the Corporation desire the Executive to focus on other executive duties as set forth herein; and

         WHEREAS, the Executive desires to be employed by the Corporation on a full-time basis upon such terms and conditions as are provided herein; and

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         WHEREAS, the Executive desires to receive from the Corporation certain enhancements in the severance benefits and certain other benefits in the event of a change in control of the Corporation, as set forth herein; and

         WHEREAS, the Executive acknowledges that this employment contract and these enhancements and benefits are valuable consideration to which he is not otherwise entitled; and

         WHEREAS, the Corporation desires to receive from the Executive certain promises contained herein and certain modifications to his noncompetition agreement as set forth herein.

         NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree to amend and restate the Original Agreement to read as follows:


                  EMPLOYMENT. SUBJECT TO AND UPON THE TERMS AND CONDITIONS HEREIN PROVIDED, THE CORPORATION HEREBY AGREES TO EMPLOY THE EXECUTIVE AND THE EXECUTIVE HEREBY AGREES TO BE EMPLOYED BY THE CORPORATION DURING THE TERM OF AGREEMENT AS DEFINED IN SECTION 2 HEREOF.


         2. Term of Agreement and Duties. The term of this Agreement shall commence as of March 5, 1997 (the "Effective Date") and shall terminate on the first to occur of (i) the termination of this Agreement as provided herein, or
(ii) February 28, 1998 (the "Expiration Date"); provided, however, that on each anniversary of the Effective Date (a "Renewal Date"), the Expiration Date shall automatically be extended for a period of one (1) additional consecutive year unless either the Corporation or the Executive provides written notice to the other party at least ninety (90) days prior to the applicable Renewal Date that the Agreement and the Executive's employment with the Corporation shall terminate on the Expiration Date or anniversary of the Expiration Date, as applicable. The period during which this Agreement is in effect is referred to herein as the "Term of Agreement".

         3. Position and Responsibilities. During the Term of Agreement, the Executive shall initially be employed as CEO of the Corporation until such time as the Corporation shall select another CEO. Upon being advised of the selection of a new CEO, the Executive shall immediately resign as CEO and continue to be employed with the Corporation as a Corporation Executive (which position shall be a member of Senior Management) as such position may be established from time to time by the Board of Directors of the Corporation (the "Board"). While so employed, the Executive agrees to devote his full time and attention to carrying out his duties and responsibilities under this Agreement and all duties and responsibilities directed by the Board, and the Executive shall use his best efforts, skills and abilities to further the interests of the Corporation. The Executive shall serve under the direction and supervision of the Board. Except as specifically provided herein, the Executive may not serve on the board of directors of any other business entity unless (i) such entity is not engaged, directly or indirectly, in competition with the business of the Corporation, as determined by the Board in its discretion, (ii) such service would not interfere with the Executive's obligations to the Corporation, (iii) the Executive obtains the prior express written consent of the Board, which consent shall not be unreasonably withheld, and (iv) the Executive adheres to such limitations as may imposed by the Board in granting such consent. It is acknowledged that the Executive is currently

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serving on the boards of directors of certain business and not for profit/community entities listed in Exhibit A attached hereto and that the Executive may continue to serve as a member of the boards of directors specified in Exhibit A unless the Board shall provide him with advance written notice to resign from one or more of such boards at the expiration of his current term. As to any business or not for profit/community boards the Executive joins subject to the terms of this Agreement after execution of the Agreement, Executive agrees to resign from such board within 90 days after receiving notice from the Board for Executive to resign.

         4. Chairman of Board. The Corporation and the Board currently intend to cause the election of the Executive as Chairman of the Board at or around such time as is reasonable in the normal course of operations after the Executive ceases to be CEO of the Corporation, and, the Executive agrees to accept such election, and to serve in such capacity during all or any part of the Term of Agreement, without any additional compensation therefor. Failure to cause the election of the Executive as Chairman of the Board will not constitute a breach of this Agreement but will entitle the Executive to treat his employment as terminated without Cause (as defined in Section 8.6(a) below) as provided in
Section 8.5 below.

         5. Compensation. For all services rendered by the Executive during the Term of Agreement, the Corporation shall pay the Executive as compensation a base salary, in periodic installments in accordance with the Corporation's usual payroll practice for senior management-level employees of the Corporation, at an annual rate of $252,000, which amount may be increased by the Board in its discretion as part of its annual compensation review process. However, at any time during the Term of Agreement, in the event of a salary reduction for other senior management-level employees of the Corporation other than the CEO, such group to be determined by the Corporation in its discretion from time to time (such group is referred to herein as "Senior Management"), the Corporation shall be entitled to decrease the Executive's Base Salary to any amount it deems appropriate consistent with the adjustments made to the compensation of other members of Senior Management. In addition, during the period beginning on March 5, 1997 and ending on February 28, 1998, the Executive shall be entitled to participate in the Corporation's incentive compensation program in accordance with its terms, as determined by the Board in its discretion. During the Term of Agreement, the Corporation shall allow the Executive to participate in all incentive compensation programs in which any other member of Senior Management participates, if any, in accordance with their terms.


         6.       Employee Benefits, Perquisites and Expenses.

                  6.1 Benefit Plans. Except as specifically provided herein, the Executive shall be entitled to participate in all of the Corporation's health, retirement, stock option, disability and other benefit plans, programs or practices from time to time in effect for members of Senior Management in accordance with their terms. However, Executive shall not be entitled to participate in any severance plan or program that may be established by the Corporation from time to time.

                  6.2 Vacation. The Executive shall be entitled to participate in the Corporation's holiday, sick leave and vacation policies in effect for full-time members of Senior Management, as may be


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         established from time to time; provided, however, that in no event shall the Executive's annual vacation entitlement be less than the maximum amount of vacation to which any full-time member of Senior Management is entitled under such policies. The Executive shall receive, within thirty (30) days after his employment terminates, a payment (based on his base salary in effect at the time of termination) for any accrued but unused vacation at the termination of the employment of the Executive in accordance with the Corporation's vacation policy in effect at the time of termination, which shall comply with applicable law.

                  6.3 Expenses. The Corporation shall reimburse the Executive for all reasonable and documented expenses incurred in connection with the performance of his duties hereunder and incurred in accordance with policies and procedures established from time to time by the Corporation. The Executive shall keep reasonably detailed and accurate records of expenses incurred in connection with the performance of his duties hereunder, and reimbursement therefor shall be made in accordance with policies and procedures to be established from time to time by the Corporation.

                  6.4 Office. The Executive shall be entitled to reasonable office space within the Corporation's executive office facility, as determined by the Board. In the event the Corporation terminates the Executive's employment with the Corporation without Cause (as defined in Section 8.6(a) below), the Corporation shall furnish the Executive with outplacement services or shall provide off-premises office space and related support for the Executive for up to two years at a total cost for either option not to exceed each year 15% of Executive's base salary in effect at the time of termination. The Corporation shall make any payments required by this Section 6.4 on a pro-rata, monthly basis unless the Corporation determines, in its discretion, to accelerate such payments. In the event Executive obtains other permanent full-time gainful employment prior to the expiration of the two year period, whether as an

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         employee, consultant, contractor or in any other gainful capacity, the
         Corporation's obligations under this Section 6.4 will immediately cease.

         7.       Noncompetition and Nonsolicitation Covenants.

                  7.1 Need for Covenants. The Executive acknowledges that the Corporation has expended, and is expected to expend, large amounts of time, money and effort in researching, developing, designing and testing its products, developing and keeping a committed management team, and manufacturing and marketing its products. The Executive further acknowledges that crucial to the success of the Corporation will be its ability to continuously develop superior design and manufacturing technologies for broadband and narrowband fiber optic loop systems which are trade secrets of the Corporation and which are not known to others engaged in similar businesses or ventures. The Executive further acknowledges that he has learned, and will continue to learn, a great deal of information about the business of the Corporation, including its trade secrets and confidential information, including, but not limited to, customer and supplier lists, know-how, processes, and methods of doing business, and the Executive agrees that the Corporation is entitled to be protected from the possibility, both during and after the Executive's employment terminates, of the Executive becoming associated with a business which competes with the Corporation. The Executive further acknowledges that if he did become associated with such a business, such business would compete unfairly with the business of the Corporation in view of the trade secrets and confidential, proprietary information which has and will become known to the Executive by reason of being employed by the Corporation. The Executive further acknowledges that the nature of the Corporation's products are such that its natural market will be worldwide because fiber optic loop systems can be used worldwide wherever fiber optic cable and equipment can be used, and the Corporation's competition in fiber optic loop systems research and development is located throughout the world and competes in a worldwide market. Accordingly, the Executive hereby agrees that the time, geographic and other restrictions contained in this Agreement are reasonable to protect the legitimate interests of the Corporation and do not unfairly restrict or penalize the Executive.

                  7.2 Noncompetition Covenant. During the Restricted Period (as defined in Section 7.4 below) the Executive shall not Compete (as defined in Section 7.4 below), directly or indirectly, with the Corporation or any Affiliate (as defined in Section 7.4 below) of the Corporation by engaging in any line of business (as defined in Section
         7.4 below) in which on the Termination Date (as defined in Section 7.4 below) the Corporation or any Affiliate of the Corporation is engaged (or is planning to engage) in any Prohibited Location (as defined in Section 7.4 below).

                  7.3 Nonsolicitation Covenant. During the entire Restricted Period (as defined in Section 7.4 below), the Executive: (i) shall not interfere with, or seek to interfere with, the relationship between the Corporation or any Affiliate, and any of the employees of such entities, (ii) shall not interfere with, or seek to interfere with, the relationship between the Corporation or any Affiliate, and any of the suppliers of such entities, (iii) shall not solicit or otherwise encourage any employee of the Corporation or of any Affiliate to leave the employ of the Corporation or of any Affiliate, (iv) shall not interfere with, or seek to interfere with, the relationship between the

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         Corporation or any Affiliate, and any customers of such entities, and
         (v) shall not utilize or disclose any personnel information about any employee of the Corporation or of any Affiliate, including but not limited to information regarding the employee's performance, abilities, responsibilities or functions.

                  7.4      Definitions.

                           (a). The terms "Compete" and "Competition," as used
                  herein, shall be deemed to include, without limitation, becoming or being an employee, owner, partner, consultant, agent, stockholder, director, officer of any person, partnership, firm, corporation or other entity (other than the Corporation or any Affiliate) which engages directly in (i) the business of broadband or narrowband fiber optic residential or small business access systems, or any systems that perform substantially similar functions, but does not include parts, software, components, or subsystems of said systems that the Corporation purchases from third party vendors for inclusion in the Corporation's systems without modification by the Corporation and/or (ii) any other business conducted by the Corporation or any Affiliate immediately prior to the date of termination of Executive's employment or in which the Corporation or any Affiliate shall at the time of termination of the Executive's employment with the Corporation be actively preparing to enter.

                           Notwithstanding the foregoing, the following shall
                  not constitute competition with the Corporation (i) ownership of five (5%) percent or less of any class of securities of any entity whose securities are publicly traded, or (ii) employment by a person or entity engaged in the business described above if all the following conditions are met: (1) the business described above constitutes less than five (5%) percent of the gross sales of the new employer on a consolidated basis, (2) the employer's stock or the stock of a parent company is publicly traded, (3) Executive shows to the satisfaction of the Corporation that Executive is employed in a division or department not engaged in the business described above and the duties of Executive do not require contact with the division or department engaged in the business described above, and (4) prior to the date of such employment Executive and Executive's new employer execute and deliver to the Corporation an agreement in form and substance reasonably satisfactory to the Corporation in which (x) Executive and his new employer represent that the conditions set forth in clauses (1), (2), and (3) above have been satisfied, (y) the new employer agrees not to obtain from Executive any proprietary information of the Corporation or to use, retain or disclose any such proprietary information of the Corporation which Executive may willfully or inadvertently disclose to such new employer in violation of any agreement between Executive and the Corporation, and (z) Executive reaffirms to the Corporation all obligations of Executive with respect to proprietary information of the Corporation contained in any agreement between the Corporation and Executive.

                           (b). The phrases "engage in a business" or "engage in
                  a line of business" and similar phrases shall be deemed to include marketing or otherwise selling products or researching, developing, designing, testing or manufacturing products or services or otherwise preparing to market or sell products or services.


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                           (c). The term "Affiliate" shall mean any corporation,
                  partnership or other entity (i) which owns more than 50% of the voting securities of the Corporation, or (ii) in which the Corporation owns more than 50% of its voting securities, or
                  (iii) more than 50% of the voting securities of which are owned by a person or entity that owns more than 50% of the voting securities of the Corporation.

                           (d). The term "Prohibited Location" means the following:

                                    (i).    Any location within the United
                                            States;

                                    (ii).   Any location within Canada;

                                    (iii).  Any location within England;

                                    (iv).   Any location within France;

                                    (v).    Any location within Italy;

                                    (vi).   Any location within Germany;

                                    (vii).  Any location within Taiwan; and

                                    (viii). Any location within Korea.

                  A competitor located outside a Prohibited Location shall be deemed to be competing in a Prohibited Location if the competitor either (i) Competes in the Prohibited Location by selling products in Competition in the Prohibited Location, or
                  (ii) is actively preparing to Compete in the Prohibited Location.

                  With respect to the covenant contained in Section 7.2 above, it is acknowledged by the Executive that the Corporation's competition in fiber optic loop systems research, development, marketing and sales is located throughout the world and competes in a worldwide market, and that unfair competition can only be prevented by enforcing this specific covenant in these prohibited locations specifically set forth in Section 7.4(d) above.

                           (e). The term "Restricted Period" shall mean the
                  period commencing on the date of the Original Agreement and ending upon the second anniversary of the Termination Date.

                           (f). The term "Termination Date" means the date on
                  which the Executive's employment with the Corporation and its Affiliates terminates for any reason or no reason.

                  7.5 Benefits Conditioned upon Enforceability. Notwithstanding anything to the contrary contained in this Agreement, in the event that Sections 7.2 and/or 7.3 of this Agreement are determined to be unenforceable, to any extent, by a court or arbitration panel, whether by


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         preliminary or final adjudication, the Corporation shall not be liable for any payments or benefits under Sections 8.1(a)(iii), 8.1(a)(iv), 8.4 or 10 and the stock option described in Section 9 shall terminate to the extent not already exercised.

         8.       Payment to the Executive Upon Termination of Employment.

                  8.1      Termination With and Without Cause.

                           (a). The Corporation shall have the right to
                  terminate the Executive's employment at any time with Cause (as defined in Section 8.6(a) below) or upon ninety (90) days advance written notice without Cause (as defined in Section 8.6(a) below). If the Corporation terminates the employment of the Executive without Cause (as defined in Section 8.6(a) below), the Term of Agreement shall terminate immediately thereafter and:

                                    (i).    the Corporation shall pay the
                           Executive the portion of his base salary in effect at the time of termination as he may be entitled to receive for services rendered prior to the date of such termination;

                                    (ii).   the Corporation shall pay the
                           Executive for any accrued but unused vacation as set forth in Section 6.2;

                                    (iii). subject to the restrictions set forth
                           in Sections 7.5 and 11, the Corporation shall pay the Executive, at the end of each month for the first twenty-four (24) months following the date on which the Executive executes the release described in
                           Section 11 below (the "Release Date"), an amount equal to one twelfth (1/12) of the sum of (x) his base salary in effect at the time of termination, plus (y) his target bonus for the year in which the termination occurs (as determined by the Board in its discretion).

                           If the Executive has foregone receiving all or a portion of his regular salary as authorized by the Board, any committee thereof or any officer authorized to determine salaries, payment to the Executive under this subsection (iii) shall constitute full payment of all such amounts.

                                    (iv). subject to the restrictions set forth
                           in Sections 7.5 and 11, the Corporation shall provide one of the following two benefits to the Executive until the end of the twenty-four (24) month period commencing on the Release Date:

                                            (A).   continued coverage under the
                                    Corporation's health, life, and disability insurance plans for the Executive and his dependents; or

                                            (B). in lieu of any one or more of
                                    the coverages specified in clause (A) above, a lump sum payment to the Executive of an amount equal to (x) the cost to the Executive of obtaining equivalent coverage for such period, plus (y) an amount that will compensate the Executive for the differences



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                                    in the tax treatment of the benefit
                                    specified in this clause (B) and the
                                    benefit specified in clause (A) above.

                           The Corporation shall determine which benefit described in this subsection (iv) shall be provided to the Executive in its sole discretion. The provision of benefits under this subsection (iv) is in no way intended to increase or expand or reduce or limit any continuation coverage under the Corporation's health plan to which the Executive and any of his qualified beneficiaries may become entitled under the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

                  8.2 Release from Executive's Obligations. Notwithstanding any other provision of this Agreement, if at the time of the termination of the Executive's employment the Corporation releases the Executive in writing from his obligations under Section 7 of this Agreement, the Corporation shall have no obligation to pay any severance benefits to the Executive under Section 8.1(a)(iii) - (iv) above. Subject to the restrictions set forth in Section 11, the Corporation, however, should it release Executive as provided in this Section 8.2, shall pay Executive, within one month after Executive executes the release described in Section 11 below, an amount equal to the Executive's annual base salary and target bonus for the year in which the termination occurs (as determined by the Board in its discretion).

                  8.3 Termination with Cause, Death or Disability. If the Corporation terminates the employment of the Executive with Cause (as defined in Section 8.6(a) below), or upon the death or Disability (as hereinafter defined) of the Executive, the Term of Agreement shall terminate immediately thereafter and the Corporation shall pay the Executive or his beneficiary such compensation as is set forth in Sections 8.1(a)(i) and 8.1(a)(ii) herein.

                  8.4 Voluntary Termination. If the Executive voluntarily terminates this Agreement and his employment as provided in Section 2 above or at any other time upon ninety (90) days advance written notice, the Term of Agreement shall terminate immediately thereafter and the Corporation shall pay the Executive or his beneficiary such compensation as is set forth in Sections 8.1(a)(i) and 8.1(a)(ii) herein as well as an amount equal to one-twelfth (1/12th) of his base salary in effect at the time of termination.

                  8.5 Change in Position. Any change in the basis of the Executive's employment with the Corporation, except any breach by the Corporation of Section 5 hereof, or any enlargement of or diminution in his duties or responsibilities to the Corporation, including a change from his current position as CEO to another executive position with the Corporation, shall not constitute a termination of the Executive's employment with the Corporation for purposes of this Agreement or the Original Agreement. The Executive's employment with the Corporation shall be viewed as terminated for purposes of this Agreement only if he is no longer employed by the Corporation in any executive capacity. Notwithstanding the foregoing, should the Executive not be chosen as Chairman of the Board following his ceasing to be CEO of the Corporation as contemplated by the parties at the time of entering into this Agreement, or should the Executive not be reelected as Chairman of the Board at subsequent organizational meetings of the Board after being chosen as such, then he shall be entitled to elect to be treated as though his employment with the Corporation was terminated without Cause (as defined in Section 8.6(a) below) for purposes of receiving payments and benefits under Section 8.1(a) above unless the Executive were to accept continued employment with the Corporation in another capacity.

                  8.6      Definitions.

                           (a). For purposes of the Agreement, the term "Cause"
                  shall be limited to the following events: (i) drug abuse by the Executive; (ii) alcohol abuse by the Executive if it interferes with the efficient conduct of business by the Executive; (iii) theft, embezzlement or other similar act by the Executive of any tangible or intangible asset of the Corporation or any customer, supplier or investor of the Corporation; (iv) commission of any other criminal act by the Executive (whether or not the Executive is prosecuted and convicted) if such act causes or is likely to cause damage to the business of the Corporation; (v) a material breach by the Executive of any written agreement between the Corporation and the Executive, including, without limitation, this Agreement, the Proprietary Information and Inventions Agreement, or any written policy of the Corporation known by and applicable to all its employees, if the Executive fails to cure his breach within ten (10) days after notice of breach is given to the Executive by the Corporation; (vi) gross negligence or willful misconduct by the Executive in his conduct of the business of the Corporation, but a mere mistake in business judgment shall not constitute cause unless it is part of a continuing pattern of bad judgment that has caused actual damage to the Corporation or its business, and (vii) willful failure by the Executive to follow the instructions of the Board, or an officer for other supervisory employee of the Corporation duly authorized by the Board, the Bylaws of the Corporation or an officer of the Corporation to give instructions to the Executive, to the extent such instructions are reasonably related to the business of the Corporation, are given in good faith to promote the interest of the Corporation, would not require the Executive to commit any illegal act and are not given to provide the Corporation with cause for terminating the Executive. This definition of cause shall not create in the Executive any right to employment or cause of action on account of termination of the Executive's employment with the Corporation without Cause.

                           (b). For purposes of this Agreement, the Executive's
                  employment with the Corporation shall be deemed to have terminated on account of "Disability" on the date on which the Executive is eligible to receive, and commences receipt of, benefits under the Corporation's program of long-term disability insurance.

         9. Incentive Stock Option. The Corporation shall grant the Executive an incentive stock option within the meaning of section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), to purchase 45,000 shares of the common stock of the Corporation (the "ISO"). Subject to the restrictions set forth in Sections 7.5 and 11 herein, the ISO shall become fully vested and exercisable on September 30, 2005, provided the Executive is employed with the Corporation on such date, and shall contain the following additional provisions:

                  9.1. Corporation Survives Change in Control. If a Change in Control shall occur during the Term of Agreement, and the Corporation shall be the surviving entity following such Change in Control, the ISO shall become vested and exercisable as follows: (i) with respect to 15,000 shares of the common stock of the Corporation on the effective date of the Change in Control (the "Vesting Date"), (ii) with respect to an additional 15,000 shares of the common stock of the Corporation on the first anniversary of the Vesting Date, provided that the Executive is employed with the Corporation on such date, and (iii) with respect to an additional 15,000 shares of the common stock of the Corporation on the second anniversary of the Vesting Date, provided that the Executive is employed with the Corporation on such date.

                  9.2. Corporation does not Survive Change in Control. If a Change in Control shall occur during the Term of Agreement, and the Corporation shall not be the surviving entity following such Change in Control, the Corporation shall either:

                           (a). arrange for the surviving entity to assume the
                  ISO, with appropriate adjustments in the terms of the ISO to reflect the Change in Control which adjustments shall preserve the intended treatment of the ISO as an incentive stock option within the meaning of Code section 422; or

                           (b). make a payment to the Executive in an amount
                  that would place the Executive in the same position as if the ISO were assumed by the surviving entity as provided in subsection (a) above and the Executive were to exercise the ISO, as assumed, in accordance with its terms and immediately sell the underlying shares of stock at its fair market value on the deemed exercise date. The amount of the payment described in this subsection (b) shall be determined by the Corporation in its discretion and such payment shall be made to the Executive as of the date on which the Executive notifies the Corporation that he desires that the ISO to be deemed exercised for purposes of this subsection (b). An example of this subsection (b) follows:

                  Assume the exercise price under the ISO is $20 per share and that this exercise price and the number of shares covered by the ISO remain unchanged following the deemed assumption of the ISO following a Change in Control in which the Corporation is not the surviving entity. Pursuant to its terms, the ISO will become fully vested and exercisable on the second anniversary of the date on which the Change in Control occurs. Assume that the Executive does not exercise any portion of the ISO that became exercisable upon the Change in Control. The Executive then notifies the Corporation that he desires for the ISO to be deemed exercised in its entirety as of the second anniversary of the date on which the Change in Control occurred, on which date the fair market value of the stock of the surviving entity is $50 per share. The Corporation shall make a payment to the Executive of an amount equal to $1,350,000 (45,000 shares multiplied by ($50-$20)).

                  9.3. Conditions. Sections 9.1 or 9.2 above, as applicable, shall apply upon a Change in Control only if the Executive receives and accepts an offer of full-time employment with the Corporation or the surviving entity, as applicable, following the Change in Control for the period of at least two (2) years following the Change in Control in a position of equal pay and substantially equal status as his position with the Corporation immediately preceding the Change in Control, as determined by the Corporation in it discretion.
         If the Executive's employment terminates voluntarily or with Cause (as defined in Section 8.6(a) above) during such two (2) year period, (i) he shall forfeit the remaining portion of the benefit specified in
         Section 9.1, if applicable, or (ii) he shall forfeit a pro-rata share (calculated with respect to the portion of the two (2) year period of employment that he has completed as of the date of termination) of sixty-six and two-thirds percent (66-2/3%) of the benefit specified in
         Section 9.2 above, if applicable.

                  9.4. Executive does not Accept Employment. If a Change in Control shall occur during the Term of Agreement, and the Executive is offered but does not accept an offer of full-time employment with the Corporation or the surviving entity, as applicable, following the Change in Control in the same position or in a position of equal pay and substantially equal status as his position with the Corporation immediately preceding the Change in Control, as determined by the Corporation in its discretion, the ISO, to the extent not otherwise vested and exercisable, shall become fully vested and exercisable with respect to 15,000 shares of the common stock of the Corporation on the effective date of the Change in Control.

                  9.5 Executive not Offered Employment. If a Change in Control shall occur during the Term of Agreement, and the Executive is not offered full-time employment with the Corporation or the surviving entity, as applicable, following the Change in Control for the period of at least two (2) years following the Change in Control in the same position or in a position of equal pay and substantially equal status as his position with the Corporation immediately preceding the Change in Control, as determined by the Corporation in its discretion, the ISO, to the extent not otherwise vested and exercisable, shall become fully vested and exercisable with respect to 45,000 shares of the common stock of the Corporation on the effective date of the Change in Control; provided, however, that the Executive shall be entitled to benefits under this Section 9.5 only if he agrees to be available to consult with the entity that survives the Change in Control for a reasonable amount of time during the period of two (2) years following the effective date of the Change in Control given reasonable notice and reasonable consulting fees.

                  9.6 Offer and Acceptance of Employment. An offer and acceptance of employment for purposes of Section 9.3 above shall include employment that continues by operation of law following a Change in Control. If the Executive voluntarily terminates his employment at the time of a Change in Control, he will be deemed to have received an offer of employment for purposes of Section 9.4 above.

         10. Change in Control. The Corporation shall provide the Executive with the following benefits upon a Change in Control that occurs while the Executive is serving as CEO of the Corporation:

                  10.1 Stock Options. The Corporation shall provide one of the following two benefits to the Executive with respect to each stock option, other than the ISO, that is held by the Executive on the effective date of the Change in Control and that is not already fully vested and exercisable on the effective date of the Change in Control (an "Option"):

                           (a).   the Corporation shall take all action
                  necessary to provide that the Option shall become fully vested and exercisable as of the effective date of the Change in Control; or

                           (b). the Corporation shall make a lump sum payment to
                  the Executive in an amount equal to the value lost under the Option, payable as soon as administratively possible after the effective date of the Change in Control.

         The Corporation shall determine which benefit described in this Section
         10.1 shall be provided to the Executive in its sole discretion. For purposes of subsection (b) above, the value lost under an Option shall be determined by calculating the net benefit lost by the Executive under the Option, exclusive of taxes, assuming that the Option was fully vested and exercisable on the effective date of the Change in Control, that the Executive exercised the Option as of the effective date of the Change in Control, and that Executive sold the shares of Corporation stock acquired by exercise of the Option on the effective date of the Change in Control.

                  10.2 Lump Sum Payments. If the Executive receives and accepts an offer of full-time employment with the Corporation or the surviving entity, as applicable, following a Change in Control in the same position or in a position of equal pay and substantially equal status as his position with the Corporation immediately preceding the Change in Control, as determined by the Corporation in its discretion, the Executive shall be entitled to three lump sum payments by the Corporation, each in an amount equal to his base salary in effect at the time of the Change in Control and his target bonus for the year in which the Change in Control occurs. The first such payment shall be made as of the effective date of the Change in Control, the second such payment shall be made as of the first anniversary of the effective date of the Change in Control, and the third such payment shall be made as of the second anniversary of the Change in Control. Notwithstanding the foregoing, if the Executive's employment terminates voluntarily or with Cause (as defined in Section 8.6(a) above) during such two (2) year period following the Change in Control, the Executive shall forfeit a pro-rata share (calculated with respect to the portion of the two (2) year period of employment that he has completed as of the date of termination) of sixty-six and two-thirds percent (66-2/3%) of the benefit specified in this Section 10.2.

                  10.3 Executive does not Accept Employment. If the Executive is offered but does not accept employment with the Corporation or the surviving entity, as applicable, following the Change in Control in the same position or in a position of equal pay and substantially equal status as his position with the Corporation immediately preceding the Change in Control, as determined by the Corporation in its discretion, the Executive shall be entitled to a lump sum payments by the Corporation of an amount equal to the sum of his base salary in effect at the time of the Change in Control and his target bonus for the year in which the Change in Control occurs. Such payment shall be made as of the effective date of the Change in Control.

                  10.4 Executive not Offered Employment. If the Executive does not receive an offer of full-time employment following the Change in Control with the Corporation or the surviving entity, as applicable, in the same position or in a position of equal pay and substantially equal status as his position with the Corporation immediately preceding the Change in Control, as determined by the Corporation in its discretion, the Executive shall be entitled to (i) the severance benefits described in Section 8 above on account of his termination of employment without Cause, and (ii) the payments described in Section 10.2 above on account of the Change in Control; provided, however, that the Executive shall be entitled to benefits under this Section 10.4 only if he agrees to be available to consult with the entity that survives the Change in Control for a reasonable amount of time during the period of two (2) years following the effective date of the Change in Control given reasonable notice and reasonable consulting fees.

                  10.5 Offer and Acceptance of Employment. An offer and acceptance of employment for purposes of Section 10.2 above shall include employment that continues by operation of law following a Change in Control. If the Executive voluntarily terminates his employment at the time of a Change in Control, he will be deemed to have received an offer of employment for purposes of Section 10.3 above.

         11. Condition on Payment of Benefits: The Executive agrees that he shall be entitled to payments and benefits under the terms of Sections 8.1(a)(iii), 8.1(a)(iv), 8.2, 9.2, 9.4, 9.5, 10.1, 10.2, 10.3 and/or 10.4 above, as applicable, only if he executes a complete and general release in a form substantially comparable to the release set forth in Exhibit B hereto and incorporated herein by reference or in such other form as is determined to be necessary or desirable by the Corporation in its discretion, which release shall at least contain a release by the Executive and any beneficiary of the Executive entitled to receive all or any portion of the benefits specified in such Sections of any claims arising from the Executive's employment or associations with the Corporation or otherwise existing against the Corporation and its officers, directors, agents, employees, shareholders, and representatives at the time of execution of the release. Notwithstanding any other provision set forth herein, if the Executive elects not to execute such a general release, then the Executive's benefits under Section 8.1(a)(iii), 8.1(a)(iv), 8.2, 9.2, 9.4, 9.5, 10.1, 10.2, 10.3 and/or 10.4 above, as applicable, shall consist solely of an amount equal to one-half (1/2) of the Executive's base salary in effect at the time of the termination.

         12. Change in Control: For purposes of this Agreement, "Change in Control" shall be deemed to have occurred if:

                  12.1 Tender Offer or Acquisition. Any "person" as defined in section 3(a)(9) of the Securities Exchange Act of 1934 (the "Act"), including a "group" (as that term is used in sections 13(d)(3) and 14(d)(2) of the Act), but excluding the Corporation and any employee benefit plan sponsored or maintained by the Corporation, including any trustee of such plan acting as trustee, who:

                           (a). makes a tender or exchange offer for any shares of the Corporation's stock pursuant to which at least fifty percent (50%) of the Corporation's stock is purchased; or

                           (b). together with its "affiliates" and "associates"
                  (as those terms are defined in Rule 12b-2 under the Act) becomes the "beneficial owner" (within the meaning of Rule 13d-3 under the Act) of at least fifty percent (50%) of the Corporation's stock;

                  12.2 Merger or Consolidation. The shareholders of the Corporation approve a definitive agreement or plan to merge or consolidate the Corporation with or into another corporation, to sell or otherwise dispose of all or substantially all of its assets, or to liquidate the Corporation; or

                  12.3 Change in Board. When, during the Term of Agreement, the individuals who, at the beginning of such period, constitute the Board (the "Incumbent Directors") cease for any reason other than death or retirement to constitute at least a majority thereof; provided, however, that a director who was not a director at the beginning of the Term of Agreement shall be deemed to have satisfied such requirement, and be an Incumbent Director, if such director was elected by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors either actually, because they were directors at the beginning of the Term of Agreement, or by prior operation of this Section 12.

         13. No Conflicting Obligations. Executive represents and warrants that he is under no contract, agreement or understanding with any third party which would conflict with the terms and conditions of this Agreement or otherwise impair his ability to perform fully his duties hereunder.

         14. Investments. During the term of this Agreement, the Executive may without limitation purchase and divest passive interests in public or privately held incorporated or unincorporated business entities, provided such an interest does not constitute Competition within the meaning of Section 7.4(a) above or otherwise breach his obligations to the Corporation.

         15. Indemnification. The Corporation represents and warrants that a copy of the Corporation's Certificate of Incorporation is attached hereto as Exhibit C.

         16. Necessity of Agreement. The Executive acknowledges and agrees that the covenants and provisions set forth in Sections 7.2 and 7.3 of this Agreement are reasonably necessary for the protection of the Corporation and its Affiliates and that such covenants and provisions are reasonably limited with respect to the activities prohibited, the duration thereof, the geographical area thereof, the scope thereof and the effect on the Executive and the general public. The Executive further acknowledges and agrees that the purpose and effect of such restrictive covenants and provisions is solely to protect the Corporation and its Affiliates for a limited period of time from unfair competition by the Executive, and that the issuance of securities of the Corporation to the Executive, the employment of the Executive hereunder, and the enhanced provisions contained in this revised Agreement are conditioned upon the Executive agreeing to abide by and be bound by all of the covenants and provisions contained in this Agreement.

         17. Irreparable Damage. The Executive acknowledges and agrees that any breach of Sections 7.2 and/or 7.3 of this Agreement will result in irreparable damage and continuing injury to the Corporation. Therefore, in the event of any breach or threatened breach of any of the foregoing provisions of this Agreement by the Executive, the Executive acknowledges and agrees that the Corporation or any Affiliate shall be entitled, without limiting any other available legal or equitable remedy (whether conferred by statute or otherwise), to an injunction to be issued by any court of competent jurisdiction enjoining and restraining the Executive from committing any violation or threatened violation of this Agreement, and the Executive hereby consents to the issuance of such injunction. The Corporation shall not be required to post any bond to obtain any such injunction. The Executive agrees that all remedies available to the Corporation or any Affiliate (or any of them) by reason of a breach of any of the foregoing provisions of this Agreement are cumulative and that none is exclusive and that all remedies may be exercised concurrently or consecutively at the option of the Corporation or any Affiliate, as the case may be.

         18. Severability. The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any provision (or part thereof) of this Agreement shall in no way affect the validity or enforceability of any other provisions (or remaining part thereof). If any part of any covenant or provision contained in this Agreement is determined by a court of competent jurisdiction, or by any arbitration panel to which a dispute is submitted, to be invalid, illegal or incapable of being enforced, then the court or arbitration panel so deciding shall interpret such provisions in a manner so as to enforce them to the fullest extent of the law. Without limiting the foregoing, in the event the restrictions on interference and solicitation as set forth in Section 7 or the geographic scope as set forth in Section 7.4 are determined to be invalid or unenforceable, the provisions of these Sections shall be deemed severable, and the invalidity or unenforceability of any provision (or part thereof) shall in no way effect the validity or enforceability of any other provision (or remaining part thereof).

         19. Other Agreements. Excepts as provided otherwise in this Section 19, this Agreement supersedes all prior agreements and understandings, oral or written, between the Corporation and the Executive with respect to the subject matter hereof (but not any Proprietary Information and Inventions Agreement to which the Corporation and the Executive are parties). In the event, however, that the provisions of the noncompetition covenant and/or nonsolicitation covenant contained in Section 7.2 and 7.3 herein are determined to be invalid or unenforceable, to any extent, the Executive shall continue to be subject to all of his obligations to the Corporation under the Original Agreement.

         20. Amendment. No change, modification, termination or attempted waiver of any of the provisions of this Agreement shall be binding upon any party hereto unless reduced to writing and signed by the party against whom enforcement is sought.

         21. Counterparts. Any number of counterparts of this Agreement may be signed and delivered, each of which shall be considered an original and all of which, together, shall constitute one and the same instrument.

         22. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina, without reference to its conflict of law provisions.

         23. Venue. Any litigation under this Agreement may be brought by the Corporation in the State of North Carolina, notwithstanding that the Executive is not at that time a resident of the State of North Carolina and cannot be served process within that state. The Executive hereby irrevocably consents to the jurisdiction of the courts of North Carolina (whether federal or state courts) over his or her person.

         24. Binding Effect. The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their heirs, assigns and successors in interest. The Corporation shall have the right to assign this Agreement to an affiliate or subsidiary or surviving entity (including in the event of a Change in Control), and all covenants and agreements hereunder shall inure to the benefit of and be enforceable by any such assignee. The Executive's rights and obligations under this Agreement shall not be transferable by assignment or otherwise by the Executive, such rights shall not be subject to commutation, encumbrance, or the claims of the Executive's creditors, and any attempt to do any of the foregoing shall be null and void.

         25. Withholding of Taxes. The Corporation may withhold from any compensation payable under this Agreement all federal, state, city, or other taxes as shall be required pursuant to any law, regulation or ruling.

         26. Headings. The headings contained in this Agreement are for reference purposes only and shall not be deemed interpretation of this Agreement.

         27. Representation. The Executive represents and warrants that the performance of the Executive's duties under this Agreement, and the execution of this Agreement by him, will not violate any agreement between the Executive and any other person, firm, partnership, corporation or any other organization. The Executive represents and warrants that he has consulted with and received advice from his own counsel (Richard Rutherford) in electing to enter into this Agreement.

         28. Notices. Any notice given to either party hereto shall be in writing and shall be deemed to have been given when delivered personally or sent by certified or registered mail, postage prepaid, return receipt requested, duly and properly addressed to the party concerned at the address indicated below or to such changed address as party may subsequently give notice of:

         If to the Corporation:

                  BroadBand Technologies, Inc.
                  4024 Stirrup Creek Drive
                  P. O. Box 13737
                  Research Triangle Park, North Carolina  27709-3737

         If to the Executive:

                  Salim A. L. Bhatia
                  107 Rustic Wood Lane
                  Cary, North Carolina  27511

         29. Survival. The Executive and the Corporation agree that the provisions of Section 6.4, Sections 7-12, and Sections 16-29 herein shall survive the termination of this Agreement and the termination of the Executive's employment hereunder.


         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

                                            The Executive:

                                            SALIM A. L. BHATIA

                                                                        (Seal)
                                            (Signature)

                                            The Corporation:

                                            BROADBAND TECHNOLOGIES, INC.

ATTEST:                             By:
(Signature)
[Corporate Seal]
                                            Name:    John R. Hutchins, III
                                                  _________________________
Title:
Chairman
Secretary

                                    EXHIBIT A

                        List of Current Board Memberships

Not-For-Profit/Community

1.       AEEG

2.       NCEITA

3.       A K Network - Council for USA, ITREB - USA

4.       Al-Ummah

Business

1.       Sentient Network Systems

2.       SAS Investments